Exhibit 99.1

      PERMA-FIX RECEIVES TWO-YEAR EXTENSION ON DOE BROAD SPECTRUM CONTRACTS

    ATLANTA, Oct. 10 /PRNewswire-FirstCall/ -- Perma-Fix Environmental Services, Inc. (Nasdaq: PESI; BSE: PESI) (Germany: PES.BE) today announced that it has received a two-year extension on its Broad Spectrum Contracts issued by Bechtel Jacobs, LLC. to Perma-Fix's Oak Ridge, Tennessee subsidiary, M&EC.

    The Contracts are for the treatment of a variety of hazardous radioactive and PCB contaminated waste from Oak Ridge operations and other DOE and government sites. The extensions expire in September 2007.

    Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, "The Company is very pleased with the extension and that Bechtel Jacob's has been satisfied with our work and we will continue to play a major role in the efforts to clean up DOE sites."

    Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Nuclear Segment provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including the Departments of Energy and Defense and nuclear utilities. The Industrial Segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The Company operates eleven major waste treatment facilities across the country.

    This press release contains "forward-looking statements" which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements include, but are not limited to, the information concerning statements that the Company will continue to play a major role in the efforts to clean up DOE sites. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including without limitation, general economic conditions, future environmental regulatory restrictions, disputes arising under the contracts, failure to deliver waste volumes anticipated under the contracts, or termination of the contracts prior to its completion. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

    Please visit us on the World Wide Web at http://www.perma-fix.com .

SOURCE  Perma-Fix Environmental Services, Inc.
    -0-                             10/10/2005
    /CONTACT: Dr. Louis F. Centofanti, Chairman and CEO, Perma-Fix Environmental Services, Inc., +1-404-847-9990; or Valerie Kimball, vkimball@epochfinancial.com, or J. Todd Atenhan, both of EPOCH Financial Group, Inc., +1-888-917-5109, or Herbert Strauss, European investor relations, +011-43-316-296-316, or herbert@eu-ir.com, all for Perma-Fix/
    /Web site:  http://www.perma-fix.com /
    (PESI)